Exhibit 99.1
Kiora Pharmaceuticals Announces Private Placement for Up to $24 Million led by Perceptive Advisors

Sole investors are Perceptive Advisors (new) and ADAR1 Capital Management

Encinitas, California, April 7, 2026 — Kiora Pharmaceuticals, Inc. (Nasdaq: KPRX) (the “Company”), today announced that it has closed on a private placement providing up to $24 million in gross proceeds, consisting of $5.0 million in upfront funding and up to an additional $19 million upon the exercise of accompanying milestone-based warrants. The sole investors in the private placement are Perceptive Advisors and ADAR1 Capital Management. No placement agent was engaged in connection with the transaction. The private placement was priced at-the-market under Nasdaq rules. Kiora intends to use the upfront proceeds from the private placement to support general corporate purposes, including business operations, strategic business development activities, and ongoing research and development.

Under the terms of the agreement, each share of common stock, or pre-funded warrant in lieu thereof, was sold together with four accompanying short-term Tranche A-1 common warrants and one accompanying Tranche A-2 common warrant at a combined purchase price of $2.543 per share. The Tranche A-1 common warrants have an initial term of up to 9 months, which is reduced to 30 days upon Kiora executing a strategic transaction that materially expands the market opportunity of the Company’s therapeutic assets. The Tranche A-2 common warrants have an initial term of up to 4 years, which is reduced to 30 days upon any Kiora assets completing enrollment in a Phase 3 clinical trial. All of the common warrants are immediately exercisable at a price of $1.94 per share, representing potential aggregate gross proceeds to the Company of up to approximately $19 million if exercised in full.

In lieu of shares of common stock, the investors also received pre-funded warrants at a combined purchase price of $2.543 per pre-funded warrant and accompanying common warrants, which equals the purchase price per share of common stock and accompanying common warrants less $0.0001, which is equal to the exercise price of each pre-funded warrant. The transaction closed on April 6, 2026.

The offer and sale of the foregoing securities was made in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and the securities have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement, as well as the shares of common stock issuable upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of that jurisdiction. Any offering of the securities under the resale registration statement will be made only by means of a prospectus.

Blank Rome LLP served as legal advisors to Kiora for this transaction.

About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed initially for the treatment of retinitis pigmentosa, with potential to expand into choroideremia and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of macular edema due to retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

Exhibit 99.1

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the anticipated use of proceeds from the private placement, the anticipated filing of a resale registration statement, the potential for the common warrants to be accelerated upon achieving future milestones, and the potential to receive proceeds upon the exercise of common warrants. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2026 or described in Kiora's other public filings, including on Form 10-Q filed with the SEC on November 7, 2025. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:
Investors
Investors@kiorapharma.com